Exhibit 15.1

21 February 2024

Dear Sirs

China Natural Resources, Inc.

We have acted as counsel as to British Virgin Islands law to China Natural Resources, Inc., a company limited by shares incorporated with limited liability in the British Virgin Islands (the "Company"), in connection with the entry by the Company into the Transaction Documents (as defined below), pursuant to which the Company will issue and sell:

(i)	up to 1,487,870 Common Shares (as defined below) in a registered direct placement pursuant to the Registration Statement (as defined below) to the Purchasers (as defined below) in such issuance (the "Offering Common Shares"); and
(ii)	in a concurrent private placement, (a) Warrants (as defined below) to the Purchasers (the “Investor Warrants”) to purchase an aggregate of 1,115,903 Common Shares (the “Investor Warrant Shares”), and (b) Warrants to the Placement Agent (the "PA Warrants") to purchase an aggregate of 74,394 Common Shares (the "PA Warrant Shares", and together with the Investor Warrant Shares, the "Warrant Shares").
1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 19 February 2024, including the Company's Certificate of Incorporation and its Amended and Restated Memorandum and Articles of Association registered on 16 January 2014 (the "Memorandum and Articles").
1.2	The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System from 1 January 2000 and available for inspection on 19 February 2024 at the British Virgin Islands High Court Registry (the "High Court Registry").

1.3	The written resolutions of the board of directors of the Company dated 16 February 2024 and the written resolutions of the Pricing Committee of the board of directors of the Company dated 16 February 2024 (together, the "Resolutions").
1.4	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 19 February 2024 (the "Certificate of Good Standing").
1.5	A Certificate of Incumbency dated 20 February 2024, issued by Bolder Corporate Services (BVI) Limited, the Company's registered agent, (a copy of which is attached as Annexure A) (the "Registered Agent's Certificate").
1.6	The Company's registration statement on Form F-3 (Registration No. 333-268454), which was filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, on 3 February 2023 and declared effective by the SEC on 10 February 2023 (the "Registration Statement"), relating to the following securities to be issued and sold by the Company from time to time ("Securities"):
(a)	common shares of the Company of no par value ("Common Shares");
(b)	preferred shares of the Company of no par value ("Preferred Shares");
(c)	debt securities, including senior debt securities, senior subordinated debt securities and subordinated debt securities of the Company (collectively, "Debt Securities"), each series of Debt Securities to be issued under an indenture to be entered into by the Company and the trustee for such Debt Securities (each, an "Indenture" and together, the "Indentures");
(d)	warrants to purchase Common Shares, Preferred Shares or Debt Securities (or any combination thereof) in the Company ("Warrants"); and
(e)	units consisting of any combination of the Securities ("Units"), each series of Units to be issued under unit agreements to be entered into between the Company and a unit agent for such Units (each, a "Unit Agreement" and together, the "Unit Agreements").
1.7	The prospectus supplement to the Registration Statement dated 16 February 2024.
1.8	The transaction documents listed in the Second Schedule (the "Transaction Documents").
2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Certificate of Good Standing and the Registered Agent's Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Memorandum and Articles registered on 16 January 2014 remain in full force and effect and are unamended.
2.2	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.
2.3	The shareholders of the Company (the "Shareholders") have not restricted or limited the powers of the directors of the Company (the "Directors") in any way.

2

2.4	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.
2.5	The Company has not created any charges over any of its property or assets other than those contemplated by the Transaction Documents.
2.6	The Transaction Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).
2.7	The Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the "Relevant Law") and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).
2.8	The choice of the Relevant Law as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the state and federal courts sitting in the City of New York, Borough of Manhattan (the "Relevant Jurisdiction") and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the British Virgin Islands).
2.9	Where a Transaction Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us.
2.10	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.
2.11	All signatures, initials and seals are genuine.
2.12	All public records of the Company which we have examined are accurate and the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and such information has not since then been altered and such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.
2.13	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents.
2.14	Each Director considers the transactions contemplated by the Transaction Documents to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of this opinion letter.
2.15	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Transaction Documents.
2.16	No monies paid to or for the account of any party under the Transaction Documents represent or will represent proceeds of criminal conduct (as defined in the Proceeds of Criminal Conduct Act (As Revised)).
2.17	None of the parties to the Transaction Documents (other than the Company) is a company incorporated, or a partnership or foreign company registered, under applicable British Virgin Islands law and all the activities of such parties in relation to the Transaction Documents and any transactions entered into thereunder have not been and will not be carried on through a place of business in the British Virgin Islands.

3

2.18	The Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect of any sovereign entity or state.
2.19	Payment obligations of the Company under the Transaction Documents are unsubordinated and undeferred as a contractual matter under the governing law of the Transaction Documents and the parties to the Transaction Documents do not subsequently agree to subordinate or defer their claims.
2.20	Prior to, at the time of, and immediately following execution of the Transaction Documents the Company was, or will be, able to pay its debts as they fell, or fall, due, and the transactions to which the Transaction Documents relate will not cause the Company to become unable to pay its debts as they fall due. The Company has entered, or will enter, into the Transaction Documents for proper value, not with an intention to defraud or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.
2.21	The Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the Directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.
2.22	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.
2.23	At the time of the issue of the Warrant Shares upon the exercise of the Investor Warrants and the PA Warrants (as applicable) pursuant to the Transaction Documents (the "Warrant Exercise"):
(a)	the laws of the British Virgin Islands (including the Act (as defined below)) will not have changed in such way as to materially impact the issue of such Common Shares;
(b)	the Company will have sufficient authorised but unallotted and unissued Common Shares to issue such number of Warrant Shares;
(c)	the provisions of the Memorandum and Articles relating to the issue of Common Shares will not have been altered, amended or restated; and
(d)	the Company will not have been struck off or placed in liquidation.
3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) (the "Act"), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

4

3.2	The Company has all requisite power and authority under the Memorandum and Articles to enter into, execute and perform its obligations under the Transaction Documents, including:
(a)	the issue, offer and sale of the Offering Common Shares;
(b)	the issue, offer and sale of the Investor Warrants and the PA Warrants;
(c)	upon the exercise of the Investor Warrants in accordance with the terms of the Investor Warrants, the issue and allotment of the Investor Warrant Shares;
(d)	upon the exercise of the PA Warrants in accordance with the terms of the PA Warrants, the issue and allotment of the PA Warrant Shares; and
(e)	the filing of the Registration Statement,

in each case pursuant to the Transaction Documents.

3.3	The execution and delivery of the Transaction Documents do not, and the performance by the Company of its obligations under the Transaction Documents will not, conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles or any law, public rule or regulation applicable to the Company currently in force in the British Virgin Islands.
3.4	The execution and delivery of the Transaction Documents, and the performance by the Company of its obligations under the Transaction Documents, have been authorised by and on behalf of the Company and, upon the execution and unconditional delivery of the Transaction Documents by a Director or other Authorized Officer (as defined in the Resolutions) for and on behalf of the Company, the Transaction Documents will have been duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.
3.5	The Company is authorised to issue a maximum of 200,000,000 Common Shares and 10,000,000 Preferred Shares.
3.6	When (i) the Offering Common Shares, (ii) the Investor Warrant Shares issuable upon exercise of the Investor Warrants, and (iii) the PA Warrant Shares issuable upon exercise of the PA Warrants, are issued by the Company in accordance with the terms of the Transaction Documents against payment in full of the consideration therefor set forth in the Transaction Documents and appropriate entries are made in the register of members (shareholders) of the Company, such Common Shares will be validly issued and allotted as fully paid and non-assessable and will not be subject to any pre-emptive or similar rights under British Virgin Islands law or the Memorandum and Articles. Upon entry on the register of members of the Company, each Purchaser thereof or other Warrant holder (as the case may be) will be the registered legal holder of such Common Shares as is set out against its name in such register.
3.7	No authorisations, consents, approvals, licences, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the British Virgin Islands in connection with:
(a)	the execution, creation or delivery of the Transaction Documents by and on behalf of the Company;
(b)	enforcement of the Transaction Documents against the Company; or
(c)	the performance by the Company of its obligations under the Transaction Documents.
3.8	With the exception of filing fees charged by the Registry of Corporate Affairs in respect of any optional filings made at the Registry of Corporate Affairs no taxes, fees or charges (including stamp duty) are payable (either by direct assessment or withholding) to the government or other taxing authority in the British Virgin Islands under the laws of the British Virgin Islands in respect of:

5

(a)	the execution or delivery of the Transaction Documents;
(b)	the enforcement of the Transaction Documents;
(c)	payments made under, or pursuant to, the Transaction Documents; or
(d)	the filing of the Registration Statement.

Companies incorporated or registered under the Act are currently exempt from income and corporate tax. In addition, the British Virgin Islands does not levy capital gains tax on companies incorporated or registered under the Act. There is no applicable statutory usury or interest limitation law in the British Virgin Islands which would restrict the recovery of payments or the performance by the Company of its obligations under the Transaction Documents.

3.9	The courts of the British Virgin Islands will observe and give effect to the choice of the Relevant Law as the governing law of the Transaction Documents.
3.10	Based solely on our inspection of the High Court Registry there were no actions or petitions pending against the Company in the High Court of the British Virgin Islands as at the time of our search on 19 February 2024.
3.11	On the basis of our searches conducted at the Registry of Corporate Affairs and at the High Court Registry, no currently valid order or resolution for the winding-up of the Company and no current notice of appointment of a receiver over the Company, or any of its assets, appears on the records maintained in respect of the Company. It is a requirement under section 118 of the Insolvency Act (As Revised) that notice of appointment of a receiver be registered with the Registry of Corporate Affairs under section 118 of the Insolvency Act (As Revised). However, it should be noted that the absence of a registered notice of appointment of a receiver is not conclusive as to there being no existing appointment of a receiver in respect of the Company or its assets.
3.12	On the basis of our search conducted at the Registry of Corporate Affairs, no register of mortgages, charges and other encumbrances was filed by the Company pursuant to section 111A of the International Business Companies Act (As Revised) (the "IBC Act") prior to its re-registration under the Act. Furthermore, no charge created by the Company has been registered pursuant to section 163 of the Act.
3.13	The submission by the Company in the Transaction Documents to the jurisdiction of the courts of the Relevant Jurisdiction is legal, valid and binding on the Company assuming that the same is true under the governing law of the Transaction Documents and under the laws, rules and procedures applying in the courts of the Relevant Jurisdiction.
3.14	Any final and conclusive monetary judgment obtained against the Company in the courts of the Relevant Jurisdiction (the "Foreign Judgment") in respect of the Transaction Documents, for a definite sum, would be treated by the courts of the British Virgin Islands as a cause of action in itself such that in seeking to have the courts of the British Virgin Islands recognise and enforce the Foreign Judgment in the form of and by means of a corresponding judgment of the British Virgin Islands court, no retrial of the issues would be necessary provided that in respect of the Foreign Judgment:
(a)	the foreign court issuing the Foreign Judgment had jurisdiction in the matter and the Company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;
(b)	the Foreign Judgment given by the foreign court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the Company;
(c)	in obtaining the Foreign Judgment there was no fraud on the part of the person in whose favour the Foreign Judgment was given or on the part of the court;

6

(d)	recognition or enforcement of the Foreign Judgment in the British Virgin Islands would not be contrary to public policy; and
(e)	the proceedings pursuant to which the Foreign Judgment was obtained were not contrary to natural justice.
3.15	It is not necessary to be licensed, qualified or otherwise entitled to carry on business in, or otherwise registered with, any governmental or other authority of or in the British Virgin Islands in order to claim and enforce in the British Virgin Islands any right in the Transaction Documents.
3.16	It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents that any document be filed, recorded or enrolled with any governmental authority or agency or any official body in the British Virgin Islands.
3.17	None of the parties to the Transaction Documents (other than the Company) is or will be treated as resident, domiciled or carrying on or transacting business in the British Virgin Islands solely by reason of the negotiation, preparation or execution of the Transaction Documents.
3.18	The Company is not entitled to any immunity under the laws of the British Virgin Islands whether characterised as sovereign immunity or otherwise for any legal proceedings in the British Virgin Islands to enforce or to collect upon the Transaction Documents.
3.19	There is no exchange control legislation under British Virgin Islands law and accordingly there are no exchange control regulations imposed under British Virgin Islands law.
3.20	There are no usury or interest limitation laws in the British Virgin Islands which would limit the recovery of payments from the Company in accordance with the Transaction Documents.
3.21	The obligations of the Company under the Transaction Documents rank and will rank at least pari passu with all its other present and future unsecured obligations (other than those preferred by law).
4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Transaction Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:
(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;
(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;
(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;
(d)	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

7

(e)	the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation;
(f)	arrangements that constitute penalties will not be enforceable;
(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;
(h)	an agreement made by a person in the course of carrying on unauthorised financial services business is unenforceable against the other party under section 50F of the Financial Services Commission Act (As Revised);
(i)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;
(j)	the courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;
(k)	we reserve our opinion as to the enforceability of the relevant provisions of a Transaction Document to the extent that it purports to grant exclusive jurisdiction as there may be circumstances in which the courts of the British Virgin Islands would accept jurisdiction notwithstanding such provisions; and
(l)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Transaction Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Act including, without limitation, the power to increase its maximum number of shares, amend its memorandum and articles of association or present a petition to a British Virgin Islands court for an order to wind up the Company.
4.2	Applicable court fees will be payable in respect of enforcement of the Transaction Documents.
4.3	To maintain the Company in good standing with the Registry of Corporate Affairs under the laws of the British Virgin Islands, annual filing fees must be paid and returns made to the Registry of Corporate Affairs within the time frame prescribed by law.
4.4	Preferred creditors under British Virgin Islands law will rank ahead of unsecured creditors of the Company. Furthermore, all costs, charges and expenses properly incurred in the winding up of a company, including the remuneration of the liquidators, are payable out of the assets of the company in priority to all other unsecured claims.
4.5	The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the British Virgin Islands by Orders in Council and/or sanctions imposed by governmental or regulatory authorities or agencies in the British Virgin Islands under British Virgin Islands legislation.
4.6	A certificate, determination, calculation or designation of any party to the Transaction Documents as to any matter provided therein might be held by a British Virgin Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

8

4.7	We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Transaction Documents and enforce the remainder of the Transaction Documents or the transaction of which such provisions form a part, notwithstanding any express provisions in the Transaction Documents in this regard.
4.8	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in a Transaction Document.
4.9	Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).
4.10	In this opinion the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
4.11	We express no view as to the commercial terms of the Transaction Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We hereby consent to the filing of this opinion as an exhibit to a Report on Form 6-K that will be incorporated by reference into the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Transaction Documents and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to and for the benefit solely of the addressees and may not be relied upon by any other person for any purpose, nor may it be transmitted or disclosed (in whole or part) to any other person without our prior written consent.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

9

First Schedule

Addressees

1.	FT Global Capital, Inc. 1688 Meridian Avenue, Suite 700 Miami Beach, FL 33139 (the "Placement Agent")

2.	[Investors]

Second Schedule

Transaction Documents

1.	Placement Agency Agreement dated 16 February 2024 between the Company and the Placement Agent.

2.	The Securities Purchase Agreements as follows:
(a)	Securities Purchase Agreement dated 16 February 2024 between the Company and [Investor B]; and
(b)	Securities Purchase Agreement dated 16 February 2024 between the Company and [Investor A].
3.	The Investor Warrants as follows:
(a)	Common Share Purchase Warrant issued by the Company to [Investor B] in respect of 557,951 Investor Warrant Shares; and
(b)	Common Share Purchase Warrant issued by the Company to [Investor A] in respect of 557,951 Investor Warrant Shares.
4.	The PA Warrants as follows:
(a)	Common Share Purchase Warrant issued by the Company to [placement agent designee A] in respect of 59,394 PA Warrant Shares; and
(b)	Common Share Purchase Warrant issued by the Company to [placement agent designee B] in respect of 15,000 PA Warrant Shares.

Annexure A:

Registered Agent's Certificate